UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GREENLIGHT CAPITAL RE, LTD.
(Name of Registrant As Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2011

Notice is hereby given that the Annual General Meeting of Shareholders, or the Meeting, of Greenlight Capital Re, Ltd., or the Company, will be held at the Company’s offices at 65 Market Street, Suite 1207, Jasmine Court, Grand Cayman, Cayman Islands on April 27, 2011, at 9:00 a.m. (local time), for the following purposes:

1.           To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Company until the Annual General Meeting of Shareholders in 2012;

2.           To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of Greenlight Reinsurance, Ltd. until the Annual General Meeting of Shareholders in 2012, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

3.           To consider and vote upon a proposal to elect five directors to serve on the Board of Directors of Greenlight Reinsurance Ireland, Ltd. until the Annual General Meeting of Shareholders in 2012, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

4.           To consider and vote upon a proposal to ratify the appointment of BDO USA, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2011;

5.           To consider and vote upon a proposal to ratify the appointment of BDO Cayman Islands as the independent auditors of Greenlight Reinsurance, Ltd. for the fiscal year ending December 31, 2011, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

6.           To consider and vote upon a proposal to ratify the appointment of BDO, Registered Auditors in Ireland as the independent auditors of Greenlight Reinsurance Ireland, Ltd., for the fiscal year ending December 31, 2011, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

7.           To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote; and

8.           To consider and cast a non-binding advisory vote on the frequency with which say-on-pay votes should be held in the future.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 7, 2011, will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to shareholders over the Internet rather than in paper form. We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Meeting. We urge you to carefully review the proxy materials and to vote FOR Proposals 1 through 8.

By Order of the Board of Directors,

Leonard Goldberg
Chief Executive Officer

March 4, 2011
Grand Cayman, Cayman Islands

TABLE OF CONTENTS

Page

GENERAL INFORMATION	1

VOTING SECURITIES AND VOTE REQUIRED	2

SOLICITATION AND REVOCATION	3

PROPOSAL ONE ELECTION OF DIRECTORS OF THE COMPANY	3

PROPOSAL TWO ELECTION OF DIRECTORS OF GREENLIGHT RE	5

PROPOSAL THREE ELECTION OF DIRECTORS OF GRIL	5

PROPOSAL FOUR APPOINTMENT OF THE COMPANY’S AUDITORS	6

PROPOSAL FIVE APPOINTMENT OF GREENLIGHT RE AUDITORS	6

PROPOSAL SIX APPOINTMENT OF GRIL AUDITORS	6

PROPOSAL SEVEN ADVISORY VOTE ON EXECUTIVE COMPENSATION	6

PROPOSAL EIGHT ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES	7

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS STRUCTURE, MEETINGS AND COMMITTEES	7

EXECUTIVE OFFICERS	9

DIRECTOR COMPENSATION	9

COMPENSATION DISCUSSION AND ANALYSIS	10

SUMMARY COMPENSATION TABLE	15

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2010	16

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010	16

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	19

AUDIT COMMITTEE REPORT	22

PRINCIPAL SHAREHOLDERS	23

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	24

OTHER MATTERS	25

ADDITIONAL INFORMATION	25

GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207, Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Greenlight Capital Re, Ltd., or the Company, of proxies for use at the Annual General Meeting of Shareholders of the Company, or the Meeting, to be held at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, Grand Cayman, Cayman Islands on April 27, 2011 at 9:00 a.m. (local time), and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including consolidated financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report on Form 10-K may be obtained, without charge, by writing to us at the address above.

   This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are first being provided to shareholders on or about March 4, 2011.

    Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “the Company”, “GLRE”, “we”, “us”, “our” and similar expressions are references to Greenlight Capital Re, Ltd. All references to “Greenlight Re” are references to Greenlight Reinsurance, Ltd., a Cayman Islands reinsurer and wholly-owned subsidiary of GLRE. All references to “GRIL” are references to Greenlight Reinsurance Ireland, Ltd., an Ireland reinsurer and wholly-owned subsidiary of GLRE.

Voting Procedures

    As a shareholder of GLRE, you have a right to vote on certain business matters affecting GLRE. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each Class A ordinary share of GLRE you owned as of the record date entitles you to one vote on each proposal presented at the Meeting, subject to certain provisions of our Third Amended and Restated Memorandum and Articles of Association, or our Articles, as described below under “Voting Securities and Vote Required.”

Methods of Voting

    You may vote by mail, by telephone, over the internet, or in person at the Meeting.

    Voting by Mail. If you have requested a paper copy of the proxy documents you may vote by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials. If you vote by mail, we encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting.

    Voting by Telephone. To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you received by mail or that are being provided via the Internet. If you vote by telephone, you do not need to complete and mail a proxy card. Telephone voting is available through 11:59 p.m. (local time), the day prior to the Meeting day.

    Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or the instructions that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card. Internet voting is available through 11:59 p.m. (local time), the day prior to the Meeting day.

    Voting in Person at the Meeting. If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Electronic Availability of Proxy Materials for 2011 Annual Meeting

    Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about March 15, 2011, we will mail to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the Internet, by mail or telephone.

    This new process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Requesting a Paper Copy of Proxy Materials

    Any registered shareholder receiving a Notice of Internet Availability who would like to request a separate paper copy of these materials, should: (1) go to www.proxyvoting.com/glre and follow the instructions provided; (2) send an e-mail message to shrrelations@bnymellon.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Notice of Internet Availability; or (3) call our Investor Relations department, at 1(888) 313-0164 (Toll Free) or 1(201) 680-6688 (Outside of the U.S. or Canada).

VOTING SECURITIES AND VOTE REQUIRED

    As of March 7, 2011, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting, the following ordinary shares are estimated to be issued and outstanding:

•   30,211,135 Class A ordinary shares, par value $0.10 per share

•   6,254,949 Class B ordinary shares, par value $0.10 per share

    The above ordinary shares are our only classes of equity shares outstanding and entitled to vote at the Meeting.

Class A Ordinary Shares

    Each Class A ordinary share is entitled to one vote per share. However, except upon unanimous consent of the Board of Directors, no holder shall be permitted to acquire an amount of shares which would cause any person to own (directly, indirectly or constructively under applicable United States tax attribution and constructive ownership rules) 9.9% or more of the total voting power of the total issued and outstanding ordinary shares. Due to the voting limitations on our Class B ordinary shares described below, each Class A ordinary share will be effectively entitled to more than one vote per share subject to the 9.9% restriction described in this paragraph.

Class B Ordinary Shares

    Each Class B ordinary share is entitled to ten votes per share. However, the total voting power of all Class B ordinary shares, as a class, shall not exceed 9.5% of the total voting power of the total issued and outstanding ordinary shares. The voting power of any Class A ordinary shares held by any holder of Class B ordinary shares (whether directly, or indirectly or constructively under applicable United States tax attribution and constructive ownership rules) shall be included for purposes of measuring the total voting power of the Class B ordinary shares.

    Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of ordinary shares with reason to believe that it is a shareholder whose ordinary shares constitute 9.9% or more of the voting power of the Company, or a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced. By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person. The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

    The attendance of two or more persons representing, in person or by proxy, more than 50% of the issued and outstanding ordinary shares as of March 7, 2011, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the ordinary shares voted will be required to approve each of the proposals 1, 2, 3, 4, 5, 6  and 7. With respect to Proposal 8, the option receiving a plurality of the votes cast, i.e. the frequency option that receives the most affirmative votes of all the votes cast, will be deemed the preferred option of the shareholders. Although the advisory votes in Proposal 7 and 8 are non-binding as provided by law, our Board of Directors will review the results of the votes and take them into account in making future determinations concerning executive compensation and the frequency of the advisory vote.

    With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business. Generally, broker non-votes occur when ordinary shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote on a particular proposal.

    The Board of Directors recommends that the shareholders take the following actions at the Meeting:

1.           Proposal One: to vote FOR the election of the seven director nominees named herein to serve on the Company’s Board of Directors until the Annual General Meeting of Shareholders in 2012;

2.           Proposal Two: to vote FOR the election of seven directors to serve on the Board of Directors of Greenlight Reinsurance, Ltd. until the Annual General Meeting of Shareholders in 2012, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

3.           Proposal Three: to vote FOR the election of five directors to serve on the Board of Directors of Greenlight Reinsurance Ireland, Ltd. until the Annual General Meeting of Shareholders in 2012, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

4.           Proposal Four: to vote FOR the ratification of the appointment of BDO USA, LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2011;

5.           Proposal Five: to vote FOR the ratification of the appointment of BDO Cayman Islands, an independent registered public accounting firm, as Greenlight Reinsurance, Ltd.’s independent auditors for the fiscal year ending December 31, 2011, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

6.           Proposal Six: to vote FOR the ratification of the appointment of BDO, Registered Auditors in Ireland, an independent registered public accounting firm, as Greenlight Reinsurance Ireland, Ltd.’s independent auditors for the fiscal year ending December 31, 2011, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

7.           Proposal Seven: to vote FOR the resolution approving the compensation of the Company’s executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

8.           Proposal Eight: to vote FOR the proposal to set once every year as the frequency with which shareholders are provided an advisory vote on executive compensation.

    A representative of BDO will attend the Meeting and will be available to respond to questions and may make a statement if he or she so desires.

SOLICITATION AND REVOCATION

    Proxies must be received by us by 11:59 p.m. (local time) on April 26, 2011. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting.

    To do this, you must:

•   enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•   file a written revocation with the Secretary of the Company at our address set forth above;

•   file a duly executed proxy bearing a later date; or

•   appear in person at the Meeting and vote in person.

    Such persons designated as proxies are officers of the Company.

    All ordinary shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

PROPOSAL ONE
ELECTION OF DIRECTORS OF THE COMPANY

    Our Articles provide that the Board of Directors shall be appointed annually for a term of appointment that shall end at the conclusion of the Annual General Meeting of Shareholders following the one at which they were appointed. Currently, we have seven directors serving on our Board of Directors. The Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of the Company, to be voted on by all holders of record of ordinary shares as of the record date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

    Each of the director nominees is currently serving as a director of the Company and is standing for re-election. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Name	Age	Position	Director Since
Alan Brooks(1)(3)	64	Director	2004
David Einhorn(3)	42	Chairman	2004
Leonard Goldberg(3)	48	Director, Chief Executive Officer	2005
Ian Isaacs(2)(4)	55	Director	2008
Frank Lackner(1)(3)(4)	42	Director	2004
Bryan Murphy(1)(2)(3)	65	Director	2008
Joseph Platt(2)(4)	63	Director	2004

(1)        Member of Audit Committee

(2)        Member of Compensation Committee

(3)        Member of Underwriting Committee

(4)        Member of Nominating and Governance Committee

    There is no family relationship among any of the nominees, directors and/or any of the Company’s executive officers.

    The nominees have consented to serve as directors of the Company and Greenlight Re, if elected.

    Set forth below is biographical information concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that lead our Board of Directors to conclude that the nominee should serve as a director of our Company.

    Alan Brooks has been a director of our Board since July 2004. From February 2001 until his retirement in July 2003, Mr. Brooks was engaged as a consultant by KPMG in the Cayman Islands. Prior to that, from 1984 to 1999, Mr. Brooks served as the non-life insurance practice partner at KPMG in the Cayman Islands. During those years, Mr. Brooks specialized in providing audit and liquidation services to the offshore insurance industry. Mr. Brooks was engaged as the audit partner for over 150 licensed insurance companies in the Cayman Islands, ranging from companies writing property and casualty, life and credit insurance as well as special purpose vehicles formed to insure catastrophe risks. Mr. Brooks has significant experience in the preparation of financial statements in accordance with United States, United Kingdom, Canadian and International GAAP. Mr. Brooks is a shareholder and director of Genesis Trust and Corporate Services Ltd., a Cayman Islands based trust and management  company. Mr. Brooks also serves as a director of other Cayman based insurance companies. Mr. Brooks has been a Fellow of the Institute of Chartered Accountants of England & Wales since 1979. Prior to qualifying as a Chartered Accountant, Mr. Brooks received a Diploma of Education from the North Buckinghamshire College of Education in 1968. Our Nominating and Governance Committee and Board believe that Mr. Brooks should serve as a director given his Cayman Islands residency and extensive audit, accounting and financial experience and expertise.

    David Einhorn has been a director of our Board since July 2004 and Chairman of our Board since August 6, 2004. Mr. Einhorn co-founded and has served as the President of Greenlight Capital, Inc., since January 1996. Mr. Einhorn serves as senior managing member of DME Advisors, LP, or DME Advisors, our investment advisor. Greenlight Capital, Inc. and DME Advisors are affiliates of Greenlight Capital Re, Ltd. Since April 2006, Mr. Einhorn has served as a director of BioFuel Energy Corp. (Nasdaq: BIOF). From March 2006 to March 2007, Mr. Einhorn served on the board of directors of New Century Financial Corp., formerly listed on the New York Stock Exchange under the symbol “NEW”. Mr. Einhorn graduated summa cum laude with distinction from Cornell University in 1991 where he earned a B.A. from the College of Arts and Sciences. Our Nominating and Governance Committee and Board believe that Mr. Einhorn should serve as a director and as Chairman of our Board given his investment expertise and business experience and his significant share ownership in the Company.

    Leonard Goldberg has served as our Chief Executive Officer and a director of our Board since August 2005. Mr. Goldberg has more than 20 years of insurance and reinsurance experience. He worked with the Alea Group, a reinsurance company, from August 2000 to August 2004, including serving as chief executive officer of Alea North America Insurance Company and Alea North America Specialty Insurance Company from March 2002 to August 2004, where he was responsible for the insurance and reinsurance strategy for the North America region. Prior to working with the Alea Group, Mr. Goldberg served as chief actuary and senior vice president – Financial Products of Custom Risk Solutions, a managing general agency company, from April 1999 to August 2000. From May 1995 to December 1998, Mr. Goldberg provided various actuarial services to Zurich Group, a reinsurance company, including acting as chief actuary of Zurich Re London. Mr. Goldberg received his B.A. in Mathematics from Rutgers University in 1984 and Masters in Business Administration, Finance Concentration, from Rutgers Executive Masters in Business Administration program in 1993 and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Our Nominating and Governance Committee and Board believe that Mr. Goldberg should serve as a director given his role as Chief Executive Officer of the Company and his significant insurance and reinsurance experience and expertise.

    Ian Isaacs has been a director of our Board since May 2008. Mr. Isaacs is currently a senior partner at Merlin Securities, a San Francisco-based broker dealer. Mr. Isaacs previously served as a director of our Board from its founding in July 2004 until February 2007. Mr. Isaacs stepped down from the Board in February of 2007, due to his then-current employer’s policy prohibiting its employees from serving on boards of publicly-traded companies. Mr. Isaacs rejoined the Board in May 2008, when he joined Merlin Securities, where his duties include providing portfolio analytics and market intelligence to institutional investors. Previously, from July 2000 to March 2008, Mr. Isaacs served as a Senior Vice President, Investments, with UBS Financial Services, a subsidiary of UBS AG, a Zurich-based investment bank. At UBS Financial Services, Mr. Isaacs conducted market research for institutional investors, including Greenlight Capital, Inc. Prior to its acquisition by UBS AG in July of 2000, Mr. Isaacs was employed by PaineWebber from May 1990, becoming Senior Vice-President of Investments in 1995. Prior to Paine Webber, Mr. Isaacs was a partner with Hambrecht and Quist, an investment bank based in San Francisco, from 1985 to 1990. Mr. Isaacs received his Bachelor of Arts from Carleton College in 1977. Our Nominating and Governance Committee and Board believe that Mr. Isaacs should serve as a director given his significant experience in the securities business, evaluating business models and executive strategy, as well as his financial investment experience and expertise.

    Frank Lackner has been a director since July 2004. Mr. Lackner currently serves as Managing Director at Freeman & Co. LLC, a boutique M&A advisory and strategic management consulting firm.  Mr. Lackner served as Managing Director of Fox-Pitt Kelton Cochran Caronia Waller, a global specialist investment bank, from May 2007 to September 2007. Prior to this, Mr. Lackner served as a managing director of Torsiello Securities Inc., an investment banking and financial advisory services company to the global insurance and financial services industry, and its predecessor firm from October 2001 until October 2006. From January 1998 to October 2001, Mr. Lackner was a founder and chief executive officer of Risk Continuum, Inc., an online reinsurance trading exchange. During such time, Mr. Lackner also provided consulting services to First International Capital LLC and to other clients in the insurance industry. From September 1993 to December 1997, Mr. Lackner was a vice president of Insurance Partner Advisors, L.P., a private equity investment partnership formed by the Centre Reinsurance Companies, Chase Manhattan Bank and the Robert Bass Group, which made equity investments in insurance, reinsurance and healthcare companies worldwide. From 1992 to 1993, Mr. Lackner was a finite risk reinsurance underwriter at the Centre Reinsurance Companies, where he worked on both corporate development projects and structuring and pricing finite risk insurance and reinsurance products. From 1990 to 1992, Mr. Lackner was an investment banker at Donaldson, Lufkin & Jenrette Securities Corp., where he advised both property/casualty and life insurance companies on strategic acquisitions, divestitures and capital markets-related activities, including initial public offerings, debt offerings and restructurings. Mr. Lackner formerly served as a director of American Safety Insurance Holdings Ltd. (NYSE: ASI), a specialty insurance company that provides customized insurance products and solutions for small and medium-sized businesses. Mr. Lackner received his Bachelors in Business Administration in Banking and Finance from Hofstra University in 1989. Our Nominating Governance Committee and Board believe that Mr. Lackner should serve as a director given his insurance and reinsurance, global investments and financial advisory experience and expertise.

    Bryan Murphy has been a director of our Board since May 2008. From 1996 until his retirement in December 2007, Mr. Murphy served as a founding director and chief executive officer of Island Heritage Holdings Ltd., a Cayman Islands-based property, liability and automobile insurer. Prior to Island Heritage, Mr. Murphy acted as a consultant to Trident Partnership from 1994 to 1996 and was employed by International Risk Management Group from 1978 to 1994. Mr. Murphy has over 30 years experience in the insurance business and has held senior positions in several countries, including the Cayman Islands, Ireland, Ethiopia and Saudi Arabia. Until December 2007, Mr. Murphy served on the board of directors of AZ Reinsurance Limited, a wholly owned subsidiary of Astra-Zeneca PLC and a captive insurer of the group’s property and liability insurance business. In addition, until December 2008, Mr. Murphy served on the board of directors of ICHEM Reinsurance Limited, a wholly owned subsidiary of ICI PLC and a captive insurer for the group’s property and liability insurance business. Mr. Murphy holds a degree in economics and mathematics from University College, Dublin, Ireland. Our Nominating and Governance Committee and Board believe that Mr. Murphy should serve as a director given his Cayman Islands residency and extensive senior management experience in international insurance and reinsurance companies.

    Joseph Platt has been a director of our Board since July 2004. Currently, Mr. Platt is the general partner at Thorn Partners, LP a family limited partnership. Mr. Platt’s career at Johnson and Higgins (“J&H”), a global insurance broker and employee benefits consultant, spanned 27 years until the sale of J&H to Marsh & McLennan Companies in March 1997. At the time of the sale of J&H, Mr. Platt was an owner, director and executive vice president responsible for North America and marketing and sales worldwide. Mr. Platt was head of the operating committee and a member of the executive committee. Since 1997, Mr. Platt has been an active private investor. Mr. Platt is on the board of directors of Jones Brown, a private Canadian insurance broker, and serves as an independent director of the BlackRock Open End & Liquidity Funds. He is also a Director of the West Penn Allegheny Health System (“WPAHS”). Mr. Platt is a member of the New York State Bar Association. Mr. Platt received his Bachelor of Arts from Manhattan College in 1968 and his Juris Doctor from Fordham University Law School in 1971. Mr. Platt also attended Harvard Business School’s Advanced Management Program in 1983. Our Nominating and Governance Committee and Board believe that Mr. Platt should serve as a director given his insurance and compensations and benefits experience and expertise.

Alternate Director

    Daniel Roitman. Section 14 of the Articles provide that any director (other than an alternate director) may, by writing, appoint any other director, or any other person willing to act, to be an alternate director and, by writing, may remove from office an alternate director so appointed by him. We anticipate that, if re-elected, Mr. Einhorn will continue to appoint Daniel Roitman as his alternate director. Mr. Roitman is not a director nominee. Mr. Roitman has served as chief operating officer and partner of Greenlight Capital, Inc. since January 2003. From 1996 through 2002, Mr. Roitman served as a vice president at Goldman Sachs. Before joining Goldman Sachs, Mr. Roitman was employed as a member of the New York technology practice at Andersen Consulting, now Accenture. Mr. Roitman earned a B.S. with distinction in electrical engineering from Cornell University in 1991 and a Master of Engineering in 1992. Mr. Roitman graduated with distinction from the New York University Stern School of Business in 2002, earning an MBA in Finance. Mr. Einhorn has appointed Mr. Roitman as his alternate given Mr. Roitman’s financial investment and business experience and expertise.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

Under the Company’s Third Amended and Restated Memorandum and Articles of Association, if we are required to vote at a shareholder’s meeting of certain of our subsidiaries, our Board of Directors must refer the subject matter of such vote to our shareholders and seek authority from our shareholders to vote in favor of the resolutions proposed by these subsidiaries.  We are submitting Proposals 2, 3, 5 and 6 set forth below for a vote to our shareholders at the Annual General Meeting. Our Board of Directors vote the shares in these subsidiaries in the same proportion as the votes received at the meeting from our shareholders on these matters.

PROPOSAL TWO
ELECTION OF DIRECTORS OF GREENLIGHT RE

    We are submitting the proposal to vote for the election of the directors identified below for Greenlight Re to our shareholders at the Annual General Meeting.

    Greenlight Re’s board of directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of Greenlight Re, to be voted on by all holders of record of ordinary shares as of the Record Date. Each of the director nominees is currently serving as a director of Greenlight Re.  The biographical information for the director nominees of Greenlight Re is included under Proposal One Election of Directors of the Company.

    The board of directors of Greenlight Re has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of Greenlight Re if elected. In the event that any nominee is unable to serve as a director of Greenlight Re, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as Greenlight Re’s board of directors may propose. Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the director nominees named above.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL THREE
ELECTION OF DIRECTORS OF GRIL

    We are submitting the proposal to vote for the election of the directors identified below for GRIL to our shareholders at the Annual General Meeting.

    GRIL’s board of directors has nominated Leonard Goldberg, Philip Harkin, Frank Lackner, David Maguire and Brendan Tuohy to serve as the directors of GRIL, to be voted on by all holders of record of ordinary shares as of the Record Date.  Each of the director nominees is currently serving as a director of GRIL.

    Set forth below is biographical information for Philip Harkin, David Maguire and Brendan Tuohy.  The biographical information for Leonard Goldberg and Frank Lackner is included under Proposal One Election of Directors of the Company.

    Philip Harkin has over 30 years of experience in the reinsurance industry.  Mr. Harkin has served as General Manager of IDB Reinsurance Company since February 2004.  Mr. Harkin was appointed as a director of Imagine International Reinsurance Limited in April 2010 and continues to act in that capacity.  In 2004 Mr. Harkin acted as a consultant on Irish mortgage indemnity insurance for Guy Carpenter.  From 1992 through 2004 Mr. Harkin worked for Centre Reinsurance International Company (CRIC).  While at CRIC, Mr. Harkin held the positions of Vice President of Underwriting, Senior Vice President of Underwriting, Director, and finally President from October 2000 through January 2004.  From 1979 through October 1992, Mr. Harkin worked as a risk engineer and reinsurance underwriter for QBE Europe.  Mr. Harkin earned both a degree in Engineering and an MBA from National University of Ireland, Galway.  Mr. Harkin has also been an Associate of the Chartered Insurers Institute since 1985.

    David Maguire joined GRIL in September 2010 and serves as the General Manager.  Mr. Maguire has over 20 years of experience in the property and casualty insurance and reinsurance industry.  Mr. Maguire worked for Travelers Insurance Company Ireland in Ireland from June 2008 through September 2010 where he held the position of underwriting manager.  Mr. Maguire held underwriting positions at Hannover Re Advanced Solutions from July 2002 to June 2008.  From January 1999 to July 2002, Mr. Maguire acted as underwriting manager in QBE/LIMIT Underwriting Agency in London.  Prior to that position, Mr. Maguire was an assistant underwriter at Syndicate 1173- PT Cottrell from July 1997 to January 1999, also in London.  Mr. Maguire served as a regulatory officer with Lloyds of London from 1994 through July 1997.  Mr. Maguire’s primary area of focus throughout his career has been underwriting and managing property and casualty business in North America and Europe.  Mr. Maguire holds a degree in Economics from University College Cork and a Diploma in Insurance from the Irish Insurance Institute.

    Brendan Tuohy currently serves as Chairman of the UN body, the Global eSchools and Communities Initiative, Chairman of the National Maritime College of Ireland Advisory Board, Chairman of the Irish Longitudinal Study of Ageing, and Chairman of the Board of the Dublin Region Higher Education Alliance. Mr. Tuohy retired as Secretary General of the Irish Department of Communications, Energy and Natural Resources in September 2007 having been Secretary General since 2000.  The Department (and its predecessor) was responsible for a number of sectors of the Irish economy including, among others, telecommunications, broadcasting and ecommerce.  Mr. Tuohy also held other positions with the Department, including Assistant Secretary from 1992 through 2000 and Chief Fire Adviser in the Department of Environment from 1986 through 1992.  Mr. Tuohy has also served as a member of the National Economic and Social Council and as Vice-Chairman of the United Nations Task Force on Information and Communications Technology for Development.  He holds a degree in civil engineering from University College Cork and post-graduate qualifications in environmental engineering and management from Dublin University, Trinity College in addition to a Masters in Strategic Management from Dublin University.  He is a Chartered Engineer, Fellow of the Institution of Engineers of Ireland, Member of the Irish Academy of Engineering and Adjunct Professor in the Department of Business Information Systems, University College Cork.

      The board of directors of GRIL has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of GRIL if elected. In the event that any nominee is unable to serve as a director of GRIL, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as GRIL’s board of directors may propose. Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the director nominees named above.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL FOUR
APPOINTMENT OF THE COMPANY’S AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO USA, LLP to serve as the independent auditor of the Company for the 2011 fiscal year until the Company’s Annual General Meeting of Shareholders in 2012. BDO USA, LLP served as the independent auditors of the Company for the 2010 fiscal year. A representative of BDO will attend the Meeting and will be available to respond to questions and may make a statement if he or she so desires.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S AUDITOR PROPOSAL.

PROPOSAL FIVE
APPOINTMENT OF GREENLIGHT RE AUDITORS

    We are submitting the proposal to ratify the appointment of the auditors of Greenlight Re for 2011 fiscal year to our shareholders at the Annual General Meeting.

    Upon recommendation of the Audit Committee of Greenlight Re, our Board of Directors proposes that the shareholders ratify the appointment of BDO Cayman Islands to serve as the independent auditors of Greenlight Re for the 2011 fiscal year until the Company’s Annual General Meeting of Shareholders in 2012. BDO Cayman Islands served as the independent auditors of Greenlight Re for the 2010 fiscal year.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GREENLIGHT RE’S AUDITOR PROPOSAL.

PROPOSAL SIX
APPOINTMENT OF GRIL AUDITORS

    We are submitting the proposal to ratify the appointment of the auditors of GRIL for the 2011 fiscal year to our shareholders at the Annual General Meeting.

    Upon recommendation of the Audit Committee, our Board of Directors proposes that the shareholders ratify the appointment of BDO, Registered Auditors in Ireland to serve as the independent auditors of GRIL for the 2011 fiscal year until the Company’s Annual General Meeting of Shareholders in 2012.  BDO, Registered Auditors in Ireland served as the independent auditors of GRIL for the 2010 fiscal year.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GRIL’S AUDITOR PROPOSAL.

PROPOSAL SEVEN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

    The Compensation Discussion and Analysis of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors in 2010 with respect to our Chief Executive Officer and other officers (who we refer to as the “named executive officers”). The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

    “RESOLVED, that the shareholders of Greenlight Capital Re, Ltd. (“GLRE”) approve the compensation of the GLRE executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

    As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a performance-driven philosophy that supports GLRE’s business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our long-term business goals has helped drive GLRE’s performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

    For these reasons, the Board asks shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL EIGHT
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

    In Proposal 7, shareholders are being asked to cast a non-binding advisory vote with respect to the compensation of the GLRE executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this Proposal 8, the Board of Directors is also asking shareholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Shareholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

    Our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

    This advisory vote is not binding on the Board of Directors. The Board of Directors acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS STRUCTURE, MEETINGS AND COMMITTEES

Board Leadership Structure and Risk Oversight

    Since the Company’s formation in 2004, the Company has bifurcated the positions of Chairman of the Board and Chief Executive Officer. David Einhorn, who, through an affiliate, sponsored the Company and is the senior managing member of DME Advisors, LP, our investment advisor, has served as Chairman of the Board since August 2004. Leonard Goldberg, who joined the Company in August 2005, has served as Chief Executive Officer since such time.

    We believe it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run the Company. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a Chairman of the Board whose job is to lead the Board. Likewise, by having two different individuals serve as Chairman of the Board and Chief Executive Officer, our Chief Executive Officer is able to focus the vast amount of his time and energy in running the Company and furthering its operational business strategy. Additionally, we believe our dual leadership structure with a Chairman of the Board with significant investment experience and expertise, and a Chief Executive Officer, with significant reinsurance experience and expertise, complements our underwriting and investment strategies and helps us to further our business objectives.

    We have five independent directors and two non-independent directors: the Chairman of the Board and our Chief Executive Officer. We currently have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors and are each served by a different chairperson. We believe that the number of independent, experienced directors on our Board provides the necessary and appropriate oversight for our Company.

    Management is primarily responsible for assessing and managing the Company’s exposure to risk. While risk assessment is management’s duty, each of the Audit Committee and the Underwriting Committee is responsible for discussing certain guidelines and policies with management that govern the process by which risk assessment and control is handled. The Audit Committee also reviews steps that management has taken to monitor the Company’s risk exposure. The Audit Committee receives reports from management on a regular basis regarding the Company’s assessment and management of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Underwriting Committee establishes and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. Management focuses on the risks facing the Company while the Audit Committee and the Underwriting Committee focus on the Company’s general risk management strategies and oversee risks undertaken by the Company. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

    Pursuant to our corporate governance guidelines, the Board and its committees, on an annual basis, perform a self-evaluation, self-assessment and peer review. The Nominating and Corporate Governance Committee monitors this process. As part of its self-evaluation, self-assessment and peer review, the Board evaluates the overall composition of the Board, in order to, among other things, ensure that the Board and its committees are providing the Company with the best leadership structure given the Company’s needs.

Board Committees and Meetings

    Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee. Each committee has a written charter. The table below provides current membership and fiscal year 2010 meeting information for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Underwriting Committee
Alan Brooks	X*			X
David Einhorn				X
Leonard Goldberg				X
Ian Isaacs		X*	X
Frank Lackner	X		X	X*
Bryan Murphy	X	X		X
Joseph Platt		X	X*

Total Meetings in 2010	6	4	4	4

* Committee Chairperson

    Each of our directors attended in person, or by telephone from outside of the United States, at least 80% of the four meetings of the Board of Directors and any committee on which he served in 2010. It is our policy that directors are expected to attend the meeting in the absence of a scheduling conflict or other valid reason. All of our directors attended our 2010 annual general meeting of shareholders.

    Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee must meet all applicable independence tests of the Nasdaq stock market rules and the applicable rules and regulations promulgated by the Securities and Exchange Commission, or the SEC.

    The Company’s Nominating and Corporate Governance Committee and the Board of Directors have reviewed the responses of director nominees to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest, and have considered the relationships listed below regarding Messrs. Lackner, Platt and Isaacs in determining their respective independence. Except as noted, the Board of Directors concluded that all of the director nominees listed below are independent in accordance with the director independence standards of the Nasdaq stock market rules and the SEC and that none has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Accordingly, the majority of the Board of Directors is currently and, if all the director nominees are elected, will be comprised of independent directors.

    Certain of our directors invest in funds managed by Greenlight Capital, Inc. or its affiliates. We refer to these funds as the Greenlight Funds. Each of the Greenlight Funds is an affiliate of DME Advisors, LP, which acts as our investment advisor and receives significant fees from us. Joseph Platt, Frank Lackner and Ian Isaacs are all limited partners in the Greenlight Funds. DME Advisors, LP is an affiliate of David Einhorn, the Chairman of the Board, and Mr. Einhorn has been deemed to not be independent due to his relationship with DME Advisors, LP. In determining whether each of Messrs. Platt, Lackner and Isaacs is independent, the Board considered his respective limited partner interest in the Greenlight Funds. Under the Nasdaq rules, the Board considered the investments of Messrs. Platt, Lackner and Isaacs in the Greenlight Funds, but ultimately determined that such investments would not interfere with their respective ability to exercise independent judgment in carrying out the responsibilities as a director of the Company.

    Ian Isaacs is a senior partner of Merlin Securities, a prime brokerage services and technology provider for hedge funds. The Greenlight Funds and DME Advisors, LP, the Company’s investment advisor, compensate Merlin Securities for market intelligence and analytic services provided by Mr. Isaacs to the Greenlight Funds and DME Advisors, LP. In fiscal year 2010, the Greenlight Funds and DME Advisors, LP paid commissions to Merlin Securities, of which Mr. Isaacs indirectly received approximately $56,000. Under the Nasdaq rules, a director will not be deemed independent if he accepted any compensation from a company in excess of $120,000 during any 12 consecutive month period within the three years preceding the determination of independence.  The Board of Directors determined that the compensation earned by Mr. Isaacs was related to his services to the Greenlight Funds and DME Advisors, LP, and does not deem Mr. Isaacs to be non-independent under this Nasdaq rule. Further, in analyzing whether Mr. Isaacs’ role as a partner of an organization which received payments from the Company renders him non-independent, the Board has determined that the payments do not exceed the 5% consolidated gross revenues of Merlin Securities threshold nor does it exceed the $200,000 threshold under the Nasdaq rules. Finally, the Board considered Mr. Isaacs’ employment with Merlin Securities and his compensation relating to services to the Greenlight Funds and DME Advisors, LP and determined that such relationships would not interfere with his ability to exercise independent judgment in carrying out the responsibilities of director.

Director	Independent	Material Transactions and Relationships
Alan Brooks	Yes	None
David Einhorn	No	President of Greenlight Capital, Inc. and senior managing member of DME Advisors, LP
Leonard Goldberg	No	Chief Executive Officer of the Company
Ian Isaacs	Yes	None
Frank Lackner	Yes	None
Bryan Murphy	Yes	None
Joseph Platt	Yes	None

    Below is a description of each committee of our Board of Directors.

Audit Committee

    The Audit Committee is currently composed entirely of non-management directors each of whom the Board of Directors has determined is independent in accordance with the Nasdaq stock market rules and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Mr. Brooks has been designated as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

    The Compensation Committee is appointed by the Board of Directors. All of the members of our Compensation Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. The Compensation Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Our Compensation Committee, among other things, assists our Board of Directors in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management and makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans.

Nominating and Corporate Governance Committee

    The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors as to nominations and compensation for the Board of Directors and committee members, as well as structural, governance and procedural matters. The Nominating and Governance Committee also reviews the performance of the Board of Directors and the Company’s succession planning. All of the members of our Nominating and Governance Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The Nominating and Governance Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website www.greenlightre.ky.

    The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of the Board of Directors as a whole. When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee generally does not use third-party search firms. The Nominating and Corporate Governance Committee considers recommendations from other directors, management and others, including shareholders. In general, the Nominating and Corporate Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities. In selecting director candidates, the Nominating and Corporate Governance Committee also considers diversity, including skills, geography and the interplay of the candidate’s experience with the experience of the other board members.
    The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Corporate Governance Committee in care of the Company’s Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands. To be considered by the Nominating and Corporate Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for director who are recommended by shareholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by shareholders may also be made at an Annual General Meeting of Shareholders in the manner set forth under “Shareholder Proposals for the Annual General Meeting of Shareholders in 2012”.

Underwriting Committee

    The Underwriting Committee, among other things, advises our Board of Directors and management concerning the establishment and review of our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. The Underwriting Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

EXECUTIVE OFFICERS

Name	Age	Position	Position Since
Leonard Goldberg*	48	Director, Chief Executive Officer	2005
Barton Hedges	45	President and Chief Underwriting Officer	2006
Tim Courtis	49	Chief Financial Officer	2006

*           See biography above under “Director Nominees”.

    Barton Hedges has served as President and Chief Underwriting Officer of Greenlight Re since January 2006. Mr. Hedges has more than 20 years experience in the property and casualty insurance and reinsurance industry and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Prior to joining Greenlight Re, Mr. Hedges served as president and chief operating officer of Platinum Underwriters Bermuda, Ltd., a property, casualty and finite risk reinsurer from July 2002 until December 2005, where he was responsible for the initial start-up of the company and managed the company’s day-to-day operations. Mr. Hedges’ previous experience includes serving as executive vice president and chief operating officer of Bermuda-based Scandinavian Re, actuarial consultant at Tillinghast – Towers Perrin, Senior Manager at Deloitte & Touche LLP and actuarial manager at United States Fidelity and Guaranty Company, where he began his career in 1987. Mr. Hedges has a B.A. in Mathematics from Towson State University.

    Tim Courtis has served as Chief Financial Officer since May 2006. Mr. Courtis has over 20 years experience in the property and casualty reinsurance, captive and insurance industry. Mr. Courtis was president and chief financial officer of European International Reinsurance Company Ltd., a subsidiary of Swiss Re, from August 1994 until April 2006, where he was responsible for the management and financial analysis of Swiss Re’s Barbados-based entities. Prior to joining Swiss Re in 1994, Mr. Courtis worked for Continental Insurance in Barbados and International Risk Management Company in Bermuda where he performed duties as senior account manager to various captive insurance companies. Mr. Courtis is a Canadian Chartered Accountant and has a MBA from York University, Toronto and a Bachelor of Business from Wilfrid Laurier University, Waterloo.

DIRECTOR COMPENSATION

    We currently have five independent directors who receive compensation from us for their services. Under the Articles, our directors may receive compensation for their services as may be determined by our Board of Directors. Neither Mr. Einhorn nor Mr. Goldberg is eligible for compensation as a member of our Board of Directors. Our Compensation Committee determined that the annual retainer we pay to our directors, excluding Mr. Einhorn and Mr. Goldberg, is $70,000, effective May 1, 2010, payable at the election of the directors either quarterly (for quarters commencing May 1) in arrears, in cash or once in restricted shares, which restricted shares will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders. Each independent director will also be annually awarded 4,000 restricted shares, which will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders. Our Compensation Committee also determined that the Chairman of the Audit Committee (Mr. Brooks) will receive an additional $20,000 in cash annually, payable quarterly (for quarters commencing May 1) in arrears.

Director Compensation Table

    The following table summarizes the total compensation paid or awarded to our independent directors in 2010. All our directors chose to receive their annual retainer in restricted shares for 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Alan Brooks	20,000		164,718	—	184,718
Ian Isaacs	—		164,718	—	164,718
Frank Lackner	9,739	(1)	164,718	—	174,457
Bryan Murphy	—		164,718	—	164,718
Joseph Platt	—		164,718	—	164,718

(1)         This figure represents 7,500 Euros that Mr. Lackner received as compensation for his services as a director for GRIL.

(2)        All stock awards were granted under our stock incentive plan. The value reported above in the “Stock Awards” column is the aggregate grant date fair value of the awards granted in 2010, determined in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation”. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The aggregate number of stock awards held on December 31, 2010 by each of Messrs. Brooks, Isaacs, Lackner, Murphy and Platt was 28,444, 22,145, 23,131, 18,812 and 28,444 respectively.

(3)        There were no option awards granted to directors during 2010. The aggregate number of option awards held on December 31, 2010 by each of Messrs. Brooks, Lackner and Platt was 2,000.

Shareholder Communication

    The Nominating and Corporate Governance Committee has adopted a policy for handling shareholder communications to directors. The policy and contact information can be found on our website at www.greenlightre.ky. Shareholders may send written communications to the Board of Directors or any one or more of the individual directors by mail, c/o Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands or by fax at (345) 745-4576. There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature. All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to the director or directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy

    In general, we seek to pay salaries and living expenses that are commensurate with the salaries and living expenses paid to executives at other reinsurance companies. However, as we are the first global reinsurer operating in the Cayman Islands, no direct comparisons may be made.

    Our performance-driven compensation policy consists of the following three components:

•	base salary;

•	bonuses; and

•	equity-based compensation.

    We use short-term compensation comprised of base salary and annual cash bonuses and long-term compensation comprised of deferred bonuses, stock options and restricted shares in an effort to align our employees’ and executive officers’ interests with those of our shareholders and increase long-term growth in book value per share. We compensate our current executive officers, Messrs. Goldberg, Hedges and Courtis, or the named executive officers, or NEOs, according to the terms of their employment agreements. Messrs. Goldberg and Courtis are NEOs based on their positions with us and Mr. Hedges is an NEO based on his level of compensation.

    Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for all of our employees, including our NEOs. Each year, our Chief Executive Officer provides information and recommendations to the Compensation Committee with respect to individual performance to assist the Compensation Committee with its analysis and evaluation of each employee’s compensation, including the NEOs. However, our Chief Executive Officer does not make recommendations regarding his own compensation.  Accordingly, the Compensation Committee considers the performance of our Chief Executive Officer and determines and approves the amount of any discretionary bonus that he receives. While the Compensation Committee considers the recommendations of our Chief Executive Officer, it is not bound by his recommendations. While the Compensation Committee is generally familiar with the compensation of similarly situated individuals and does consider this information when making compensation decisions, given the nature of our business and compensation, the Compensation Committee has not felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking.

Base Salary

    We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers. When establishing the base salaries of our NEOs, our Compensation Committee considered a number of factors, including:

•	the individual’s years of experience;

•	the functional role of the individual’s position;

•	the level of the individual’s responsibility;

•	our ability to replace the individual; and

•	the limited number of well-qualified candidates available in or willing to relocate to the Cayman Islands.

    Base salaries, which may include a living allowance, are expected to be reviewed by the Compensation Committee for possible increases at least once every three years and the timing of such review depends on the nature of the individual’s responsibilities and whether the Compensation Committee believes that changed circumstances warrant such review.

    Our Compensation Committee reviewed the base salaries of our NEOs in 2009 and determined that an increase of Mr. Hedges’ base salary from $450,000 to $500,000 was appropriate.  In 2010, our Compensation Committee reviewed the base salaries of our NEOs and determined that they continued to be appropriate.

Bonuses

    We use bonuses to reward individual and company performance.  We expect our bonuses to be highly variable from year to year primarily due to our expectation of annual variability in our underwriting result.  Our Compensation Committee determines each NEO’s target bonus, expressed as a percentage of base salary.  In 2010, our Compensation Committee reviewed the target bonus amounts of each of our NEOs and determined that the 2009 target bonus amounts continued to be appropriate.  Accordingly, in 2010, Mr. Goldberg’s target bonus was 125% of base salary ($500,000), Mr. Hedges’ target bonus was 100% of base salary ($500,000) and Mr. Courtis’ target bonus was 60% of base salary ($180,000).

    Our Compensation Committee approved a bonus program, which became effective as of the 2007 year and in which all of our employees, including our NEOs, participate. Under the bonus program, each employee’s target bonus consists of two components: a quantitative component based on the return on deployed equity relating to our reinsurance operations and a discretionary component based on a qualitative assessment of each employee’s performance. Each employee is assigned a percentage of the portion of his or her bonus that will be determined based upon the quantitative component of his or her bonus. An employee’s quantitative bonus percentage may be adjusted annually by the Compensation Committee based primarily on the roles and responsibilities of the employee and the level of their direct involvement in underwriting operations. The remaining portion of the target bonus is discretionary and determined based on a qualitative assessment of the employee’s performance in relation to certain annual performance goals and objectives.

    Quantitative Bonus

    Each year, our employees, including our NEOs, are entitled to receive a portion of a bonus pool based on quantitative performance. Each employee, including our NEOs, is assigned a quantitative bonus participation percentage, or a QBP percentage, which indicates the portion of his bonus that will be determined based on RODE. This pool is calculated based on the return on deployed equity, or RODE, for each underwriting year. Deployed equity is the aggregate allocated equity calculated by our proprietary models based upon the risk profile of each reinsurance contract written.  The quantitative portion of an employee’s actual annual bonus is not calculated and paid until two years from the end of the fiscal year in which the business was underwritten, subject to the requirements of Section 457A of the U.S. Internal Revenue Code of 1986, as amended, or the Code. The employee’s receipt of the quantitative portion of his or her bonus is therefore deferred for two years so that we can better determine the actual performance of the reinsurance contracts for such underwriting year. We therefore do not risk paying large bonuses for contracts that do not perform well over time. For example, the 2010 underwriting year quantitative bonuses, if any, will be paid in 2013 or, if earlier, when required to be paid to avoid any adverse tax consequences under Code Section 457A. For years prior to 2009, an employee had to be employed by us or one of our subsidiaries on the last day of the applicable underwriting year in order to receive the quantitative portion of his or her bonus with respect to such year, but did not need to be employed on the date quantitative bonuses are paid. For 2009 and future years, the employee must be employed by us or one of our subsidiaries on January 1st following the end of the applicable fiscal year, in order to receive the quantitative component of his or her bonus with respect to such year, but need not be employed by us at the date of payment of the deferred amounts. Our Compensation Committee has the discretion to reduce or increase the total aggregate quantitative bonus pool for any particular underwriting year based on particular reinsurance industry events or other extraordinary factors.

    If our Compensation Committee expects an individual to have a direct or significant impact on our return on deployed equity, it will assign that individual a higher QBP percentage. Similarly, if our Compensation Committee expects that an individual will not have a direct or significant impact on our return on deployed equity it will assign that individual a lower QBP percentage. Our Compensation Committee believes that the performance of each of Mr. Goldberg and Mr. Hedges, our Chief Executive Officer and Chief Underwriting Officer, respectively, will have a direct and/or significant impact on our return on deployed equity relating to our reinsurance operations. Therefore, they have been assigned higher QBP percentages, whereas Mr. Courtis, our Chief Financial Officer, has been assigned a lower QBP percentage, as the Compensation Committee believes that his individual performance should be weighted more heavily when making bonus determinations. For each NEO, his QBP percentage may be adjusted annually by our Compensation Committee.   In 2010, because the nature of each NEO’s position did not change, our Compensation Committee determined that the QBP percentages assigned to our NEOs in 2009 remained appropriate for 2010.  Accordingly, for 2010, Mr. Goldberg’s QBP percentage remained at 80%, Mr. Hedges’ QBP percentage remained at 80% and Mr. Courtis’ QBP percentage remained at 40%.

    The sum of the target quantitative bonuses for all employees, including NEOs, equals the total target quantitative bonus pool.  Each NEO’s share of the quantitative bonus pool is his or her target quantitative bonus divided by the total target quantitative bonus pool.  The amount of quantitative bonus ultimately paid to each NEO is based upon the NEO’s share of the quantitative bonus pool multiplied by the ultimate quantitative bonus declared.

    RODE is the percentage return based on net underwriting income, net of all general and administrative expenses, all discounted at a risk free rate selected for such underwriting year, in relation to the sum of the deployed capital allocated to each of the contracts underwritten. The amount of quantitative bonus awarded, if any, is determined based on the excess of the actual RODE compared to a risk free return.

    A target RODE is established for the entire underwriting portfolio each year by the Compensation Committee and is an amount equal to the sum of (i) the “risk free rate,” as determined annually by the Underwriting Committee and (ii) a fixed percentage in excess of the risk free rate for each contract underwritten based upon the inherent risk in each contract. Currently we use one fixed percentage for all frequency business and another percentage for all severity business. A higher fixed percentage is assigned for severity business to reflect the inherently riskier nature of that business.

    Expressed as a formula, for each underwriting year, target RODE is calculated as follows:

    Target RODE = Risk Free Rate + {the sum of (a fixed percentage times the amount of deployed equity for each contract) / total deployed equity}

    At the end of the three-year measurement period, the actual RODE is compared to the target RODE for the applicable underwriting year and the quantitative bonus pool is funded in accordance with the following formulas:

Actual RODE	Amount Credited to Quantitative Bonus Pool
Equal to or less than Risk Free Rate	Zero
Between Risk Free Rate and Target RODE
The sum of all employees’ target quantitative bonuses multiplied by a fraction, the numerator of which equals the actual RODE minus the risk free rate and the denominator of which equals the target RODE minus the risk free rate.

Greater than Target Return	The sum of all employees’ target quantitative bonuses plus 10% multiplied by the excess of achieved RODE over target RODE multiplied by deployed equity.
Greater than Target Return + 5%	In addition to the bonus calculated above, an additional bonus pool will be created equal to 10% multiplied by the excess of achieved RODE over (target RODE + 5%) multiplied by deployed equity.

    There is no maximum amount that may be paid under the quantitative component of our bonus plan. Likewise, there is no fixed minimum amount and therefore the quantitative component of the bonus plan could be zero for any particular underwriting year.

    Additionally, the Compensation Committee has the discretion to make adjustments to the calculation of the quantitative bonus pool due to significant over-performance or deficiencies. For example, the quantitative bonus pool could be reduced if it related to over-weighting and short term good fortune on natural catastrophe business. Alternatively, the quantitative bonus pool could be increased if in a generally poor underwriting year for the reinsurance industry, we demonstrated a prudent use of deployed capital and achieved a positive return above the industry average return on capital.

    The calculation of the quantitative bonus pool is deferred for two years following the end of the applicable underwriting year because we believe that short-term results are not an accurate indicator of any contract’s performance. Thus, subject to the requirements of Code Section 457A, calculations are scheduled to be made with respect to the 2010 underwriting year on January 1, 2013 and payments made in calendar year 2013. As such, the employee’s receipt of the quantitative portion of his or her bonus is deferred until we can better determine the actual performance of the reinsurance contracts bound by us during such year. We believe that this is unique in the reinsurance business and helps us better align the interests of management and shareholders by paying bonuses once the business develops instead of based solely on initial accounting of results. The calculated bonus pool will accrue our investment return from December 31 of the underwriting year until December 31 two years later.

    In February 2011, the Compensation Committee approved the quantitative bonus pool with respect to the 2008 underwriting year based on performance through December 31, 2010. Although the Compensation Committee has discretion to make adjustments to the calculation of the quantitative bonus pool, it did not elect to exercise this discretion with respect to quantitative bonuses related to the 2008 underwriting year.

    As a result of the RODE calculation for the 2008 underwriting year, the Compensation Committee approved quantitative bonus amounts for each of our NEOs which will be payable on or before March 15, 2011. The resulting quantitative bonus amounts are $796,142 to Mr. Goldberg, $716,528 to Mr. Hedges and $119,421 to Mr. Courtis. These quantitative bonus amounts reflect the Company’s successful 2008 underwriting results in which the Company reported a RODE in excess of the target return plus five percent. The amounts awarded to each of Mr. Goldberg, Mr. Hedges and Mr. Courtis were determined based on each NEO’s share of the target quantitative bonus pool multiplied by the ultimate quantitative bonus declared.

    Discretionary Bonus

    The discretionary portion of an employee’s annual bonus is determined by taking into account the employee’s achievement of individual performance goals established by the employee and management and reviewed and approved by our Chief Executive Officer or the Compensation Committee (in the case of the Chief Executive Officer). The Chief Executive Officer makes a recommendation to the Compensation Committee with regard to the amount of any discretionary bonus to be awarded to all employees, including the NEOs, but not for himself. The Compensation Committee determines and approves the amount of any discretionary bonus awarded to the Chief Executive Officer. An employee must be employed by us or one of our subsidiaries on the last day of the year in order to receive the discretionary component of his or her bonus for the year.

    With respect to the 2010 discretionary bonuses for our NEOs, the Compensation Committee considered the individual performance of each of our NEOs taking into account their respective achievements in relation to certain goals and objectives and such other criteria as our Compensation Committee deemed appropriate. The following is a non-exclusive list of factors considered by our Compensation Committee in making 2010 qualitative bonus determinations, none of which were assigned any particular weight:

    Goals and objectives for Leonard Goldberg:

•	Monitoring and managing overall enterprise risk and profitability;
•	Developing strategic relationships and partnerships with insurance companies and other risk taking entities;
•	Forming and managing GRIL to provide service to clients in the European market;
•	Effectively managing rating agency and regulatory relationships; and
•	Providing consistent and appropriate communications to the Board of Directors and investors.

    Goals and objectives for Barton Hedges:

•	Increasing the amount of business emanating from clients who are strategic partners;
•	Developing a focused approach to finding and retaining relationships with brokers, agents and managing general agents;
•	Developing and managing relationships with outside experts;
•	Recruiting and developing staff including underwriting staff for GRIL; and
•	Actively managing underwriting and actuarial personnel to ensure they achieve their stated goals.

     Goals and objectives for Tim Courtis:

•	Improving automation and efficiency of our financial reporting systems;
•	Managing and expanding our letters of credit facilities;
•	Ensuring that Board of Directors and committee meetings run efficiently and effectively;
•	Managing the ongoing public reporting process, including any SEC or Nasdaq issues; and
•	Enhancing the depth and capabilities of finance staff.

    As a result of these analyses, in February 2011 the Compensation Committee approved discretionary bonus amounts with respect to 2010 performance for each of our NEOs, resulting in a $100,000 qualitative bonus payment to Mr. Goldberg, a $100,000 qualitative bonus payment to Mr. Hedges and a $108,000 qualitative bonus payment to Mr. Courtis.

    The qualitative bonus awards granted to Mr. Goldberg, Mr. Hedges, and Mr. Courtis were equal to their target qualitative bonus amount.  Mr. Goldberg’s bonus was a reflection of the Compensation Committee’s approval of his successful management of the Company’s overall risk profile and the further development of certain strategic relationships. Mr. Hedges’ bonus was a reflection of his success in increasing business written with clients which the Company considers strategic partners and his success in managing his team to achieve their personal goals and objectives.  Mr. Courtis’ qualitative bonus reflects the Compensation Committee’s evaluation that Mr. Courtis successfully increased the depth and capabilities of the finance staff and made significant progress and improvement in automating financial reporting systems.

    The discretionary bonus amounts will be paid on or before March 15, 2011.

Stock Incentive Plan Awards

    In 2004, we adopted a stock incentive plan, which was amended and restated effective as of August 15, 2005, February 14, 2007, May 4, 2007 and April 28, 2010. We have historically granted stock options to our employees, including our NEOs, at employment inception that vest ratably over three years. Pursuant to the terms of his employment agreement, Mr. Goldberg also receives annual option grants and on August 14, 2010, our Board of Directors granted Mr. Goldberg options to acquire 80,000 Class A ordinary shares at an exercise price of $32.42 per share, which is 1.7 times the Company’s fully diluted adjusted book value per share as of June 30, 2010. In accordance with Mr. Goldberg’s employment agreement the exercise price of the options is calculated as the greater of: a) the fair market value of a GLRE share on the grant date and b) 1.7 times our fully diluted book value per share as of June 30, 2010.

    Our Compensation Committee has decided that restricted shares generally are the preferred form of equity compensation as the Compensation Committee believes that restricted shares better align management with long-term shareholder value creation. Our Compensation Committee determines the value of restricted share grants that each NEO may receive, taking into account prior performance, our desire to retain the executive and the executive’s role within our company. Those executives who are most critical to our future growth generally receive larger awards. The restricted shares will be subject to three-year cliff vesting. Unvested restricted shares will be forfeited if an NEO terminates employment for any reason (other than death or disability). Currently, we expect long-term compensation, or the deferred portion of our bonus program and stock incentive plan awards, to continue to represent the majority of each NEO’s compensation.

    In order to prevent the backdating of equity awards and to ensure that the timing of awards or the release of material information will not be accelerated or delayed to allow an award recipient to benefit from a more favorable stock price, on February 27, 2008, our Board of Directors and Compensation Committee adopted a policy with respect to our equity grant practices that delineates specific procedures that must be followed when granting equity awards. We believe this policy helps the integrity of our equity award grant practices.

    Our current practice is to grant equity awards in March of each fiscal year. In 2010, our Compensation Committee approved and we granted awards of $476,000, $476,000, and $476,000 of Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis under the stock incentive plan. The number of shares were calculated based on the closing price of the shares on March 12, 2010. The restricted shares were granted on March 15, 2010 and are subject to three-year cliff vesting. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2009 with respect to further developing our underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital in a softening reinsurance marketplace, as well as our desire to retain these executives and align their interests with those of our shareholders.

    In 2011, our Compensation Committee approved and we will grant awards of $357,000 of Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis, under our stock incentive plan. The number of shares will be calculated based on the closing price of the shares on March 14, 2011. The restricted shares will be granted on or around March 15, 2011 and will be subject to three-year cliff vesting. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2010 with respect to further developing our underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital in a softening reinsurance marketplace, as well as our desire to retain these executives and align their interests with those of our shareholders.

Benefits and Perquisites

    We offer certain limited perquisites to our executives, including housing allowances and contributions to our defined contribution pension plan. We intend to continue to maintain our current benefits and perquisites for our executive officers. However, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Tax Implications

    The Compensation Committee considers the income tax consequences of individual compensation elements when analyzing the overall compensation paid to our NEOs. Because we are not a U.S. taxpayer, our compensation program has not been designed to comply with Code Section 162(m). However, with respect to our U.S. taxpayer employees, including certain of our NEOs, we design our compensation arrangements taking into account Code Sections 409A and 457A.

Ordinary Share Ownership Guidelines

    We believe that broad-based share ownership by our employees, including our NEOs, is the most effective method to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. We do not, however, have a formal requirement for share ownership by any group of employees including our NEOs.

Change in Control and Severance

    Upon termination of employment or a change in control, our NEOs may receive accelerated vesting of awards granted under our stock incentive plan and severance payments under their employment agreements.

    Under our stock incentive plan, our Compensation Committee generally has the discretion to vest unvested awards upon a change in control as described below under “The Stock Incentive Plan.” This discretion allows the Compensation Committee to determine at the time of the change in control whether, and the extent to which, additional vesting is warranted. In addition, Mr. Goldberg’s option agreements and each NEO’s restricted share award agreements provide for accelerated vesting upon termination of employment under certain circumstances, and also upon a change in control. For more details on these termination provisions, see “Potential Payments upon Termination or Change in Control.”

    Upon termination of employment without cause or for good reason, our NEOs are eligible for severance payments which, depending upon the circumstances surrounding termination, may include:

•	a cash payment equal to one year’s annual salary and bonus;

•	a pro-rated target bonus for the year of termination; and

•	one year of continued health benefits.

    The amount of our severance obligations to our NEOs is designed to be competitive with the amounts payable to executives in similar positions at other global reinsurance companies with which we compete for talent. Severance payments are made monthly and are contingent upon the NEO’s continued compliance with the restrictive covenants in his employment agreement. Mr. Goldberg’s agreement contains a special provision whereby he may terminate his employment and receive severance benefits in the event of a change in control (as defined under the description of his employment agreement). We agreed to this provision in consideration of the risk Mr. Goldberg took by joining us in our formation stages and our recognition of his willingness to take the risk and his confidence in both our overall strategy and the strength of our Board of Directors.

Compensation Committee Report

    In February 2011, our Compensation Committee reviewed and discussed the compensation discussion and analysis required by Regulation S-K, Item 402(b) promulgated under the Exchange Act, with management. Based on the review and discussions referred to in the preceding sentence, our Compensation Committee recommended to our Board of Directors that this compensation discussion and analysis disclosure be included in this Proxy Statement.

    The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Ian Isaacs (Chairman)
Bryan Murphy
Joseph Platt

    The foregoing Compensation Committee Report shall not be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference in any filed document.

Compensation Risk Assessment

    Our Compensation Committee, together with management, conducted a risk assessment of our compensation programs. Our Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and thus discourage excessive risk-taking. Our Compensation Committee thus determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on our company. The Company’s current compensation structure contains various features that mitigate risks. For example:

•	We have an entrepreneurial culture which encourages employees to think like owners.

•	We offer a balance of compensation elements with the majority of compensation related to long-term performance.

•	We set reasonable bonus targets for executives and employees and require that certain performance metrics are achieved before bonuses will be paid.

•	The unique design of our quantitative bonus program provides for the calculation and payment of bonuses once business develops instead of based on initial accounting of underwriting results.

•	Our Compensation Committee has the discretion to make adjustments to the quantitative bonus pool due to significant deficiencies.

•
The structure of our quantitative bonus program rewards employees and NEOs based on the economic underwriting performance of the Company as compared to top line premium targets which could encourage excessive risks among employees to achieve such target or otherwise be ineligible for any bonus.

•
All of the equity awards granted to employees under the Company’s stock incentive plan are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable.

    We will continue to evaluate our compensation programs with respect to risk going forward and will consider changes necessary to prevent incentive, to take excessive risk.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table summarizes the total compensation paid or awarded to our NEOs in 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Leonard Goldberg, CEO	2010	400,000	100,000	(1)	476,000	830,960	796,142	79,317	(6)	2,682,419
	2009	400,000	100,000		701,250	500,000	1,078,668	79,317	(6)	2,859,235
	2008	462,500	250,000		473,765	695,200	—	109,317	(7)	1,990,782
Tim Courtis, CFO	2010	300,000	108,000	(1)	476,000	—	119,421	79,317	(6)	1,082,738
	2009	300,000	129,600		626,250	—	161,800	79,317	(6)	1,296,967
	2008	300,000	225,000		473,765	—	—	79,317	(6)	1,078,082
Barton Hedges, CUO	2010	500,000	100,000	(1)	476,000	—	716,528	79,317	(6)	1,871,845
	2009	500,000	100,000		601,245	—	970,802	79,317	(6)	2,251,364
	2008	450,000	225,000		473,765	—	—	79,317	(6)	1,228,082

(1)        Represents the discretionary portion of the NEO’s bonus to be paid on or before March 15, 2011.

(2)        All stock awards were granted under our stock incentive plan. The value reported above in the “Stock Awards” column is the aggregate grant date fair value for each NEO’s restricted share award granted in 2010, 2009 and 2008. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)        All option awards were granted under our stock incentive plan. The value reported above in the “Option Awards” column is the aggregate grant date fair value for Mr. Goldberg’s option awards granted in 2010, 2009 and 2008, determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”.  Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)        As discussed in the “Compensation Discussion & Analysis” section of this proxy statement, the quantitative component of each NEO’s bonus is calculated and paid two years following the end of the fiscal year in which the business is underwritten and is based on performance over this extended period. Accordingly, quantitative bonuses are not earned in the year in which the business is underwritten but rather they are earned at the end of the applicable performance period. In the case of the 2008 quantitative bonus, in February 2011 our Compensation Committee approved the amounts reported above based on performance through December 31, 2010 and calculations performed as of January 1, 2011. These amounts are expected to be paid on or before March 15, 2011 and are reported as non-equity incentive plan compensation for the 2010 year.

    As of December 31, 2010, we estimate that the bonus amounts relating to the 2009 and 2010 underwriting years, payable in 2012 and 2013 respectively, would equal approximately $1,293,953 for Mr. Goldberg (2010: $1,175,305; 2009: $118,648), $1,293,953 for Mr. Hedges (2010: $1,175,305; 2009: $118,648) and $232,912 for Mr. Courtis (2010: $211,555; 2009: $21,357). We note, however, that these amounts will be adjusted based on changes in underwriting results and the ultimate amount paid could be materially different than the estimates provided. Additionally, because our Compensation Committee has discretion to pay more or less than the amount resulting from the performance based funding calculation, the ultimate amount of the quantitative portion of the bonus for each NEO may differ from the estimate provided herein. We expect that final decisions with respect to the 2009 and 2010 quantitative bonus amounts will be made in February 2012 and February 2013, respectively, subject to any timing adjustments required pursuant to Code Section 457A.

(5)         The amounts shown in this column include a housing allowance and the amounts we contributed to our defined contribution pension plan on behalf of each NEO.

(6)         Includes a $72,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of each of Mr. Goldberg, Mr. Hedges and Mr. Courtis.

(7)         Includes a $102,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Goldberg.

Grants of Plan Based Awards for Fiscal Year 2010

    Our Compensation Committee, or our Board of Directors acting as our Compensation Committee, granted stock option and restricted share awards under our stock incentive plan and established target quantitative bonuses (which will be paid in 2013) for our NEOs in 2010. Set forth in the following table is information regarding stock option and restricted share awards granted in 2010 as well as 2010 estimated quantitative bonus amounts.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2010

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards	All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Leonard Goldberg	3/15/10	2/16/10	—	—	19,040	—	—	476,000
Leonard Goldberg	8/05/10	12/30/08	—	—	—	80,000	32.42(3)	830,960
Leonard Goldberg	—	—	1,175,305	—	—	—	—	—
Tim Courtis	3/15/10	2/16/10	—	—	19,040	—	—	476,000
Tim Courtis	—	—	211,555	—	—	—	—	—
Barton Hedges	3/15/10	2/16/10	—	—	19,040	—	—	476,000
Barton Hedges	—	—	1,175,305	—	—	—	—	—

(1)         The amounts reflect the NEO’s estimated quantitative bonus amounts with respect to the 2010 underwriting year.

(2)         The amount represents a grant of restricted shares made pursuant to our stock incentive plan. Each restricted share award is subject to three-year cliff vesting.

(3)         The exercise price of the option award is 1.7 times the fully diluted book value as of the immediately preceding quarter end before the grant date.

(4)         The amounts reflect the aggregate grant date fair value for each NEO’s restricted share and option awards granted in 2010, determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leonard Goldberg	500,000		—	—	11.10	8/15/15	90,725	(11)	2,432,337	—	—
	110,000		—	—	13.48	10/05/16	—		—	—	—
	50,000	(5)	—	—	19.60	8/15/17	—		—	—	—
	60,000	(6)	20,000	—	29.39	8/11/18	—		—	—	—
	40,000	(7)	40,000	—	28.44	8/14/19	—		—	—	—
	20,000	(8)	60,000	—	32.42	8/05/20	—		—	—	—
Tim Courtis	75,000		—	—	12.72	5/01/16	85,725	(12)	2,298,287	—	—
Barton Hedges	250,000	(10)	—	—	11.63	1/02/16	84,058	(13)	2,253,595	—	—

(1)        Reflects grants of restricted shares made pursuant to our stock incentive plan. All restricted shares are subject to three-year cliff vesting.

(2)        Assumes a stock price of $26.81, the closing price of the Class A ordinary shares on December 31, 2010.

(3)        Mr. Goldberg was granted an option to purchase 500,000 Class A ordinary shares on August 15, 2005 in accordance with the terms of his employment agreement. The option became exercisable with respect to 166,666 shares on August 15, 2006 and became exercisable with respect to another 166,667 shares on each of August 15, 2007 and August 15, 2008.

(4)        Mr. Goldberg was granted an option to purchase 110,000 Class A ordinary shares on October 5, 2006, 100,000 of which were granted in accordance with the terms of his employment agreement and another 10,000 of which were granted at the discretion of the Compensation Committee. The option became exercisable with respect to 36,667 shares each on each of October 5, 2007 and October 5, 2008, and became exercisable with respect to 36,666 shares on October 5, 2009.

(5)        Mr. Goldberg was granted an option to purchase 50,000 Class A ordinary shares on August 15, 2007 in accordance with the terms of his employment agreement. The option became exercisable with respect to 16,667 shares on each of August 15, 2008 and August 15, 2009, and became exercisable with respect to an additional 16,666 shares on August 15, 2010.

(6)        Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 11, 2008 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and became exercisable with respect to another 20,000 shares on each of August 11, 2009 and August 11, 2010 and will become exercisable with respect to the remaining 20,000 shares on August 11, 2011.

(7)        Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 14, 2009 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and became exercisable with respect to another 20,000 shares on August 14, 2010 and will become exercisable with respect to an additional 20,000 shares on each of August 14, 2011 and August 14, 2012.

(8)        Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 5, 2010 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and will become exercisable with respect to an additional 20,000 shares on each of August 5, 2011, August 5, 2012 and August 5, 2013.

(9)        Mr. Courtis was granted an option to purchase 75,000 Class A ordinary shares on May 1, 2006 in accordance with the terms of his employment agreement. The option became exercisable with respect to 25,000 shares on each of May 1, 2007, May 1, 2008 and May 1, 2009.

(10)      Mr. Hedges was granted an option to purchase 250,000 Class A ordinary shares on January 2, 2006 in accordance with the terms of his employment agreement. The option became exercisable with respect to 83,334 shares on January 2, 2007 and became exercisable with respect to 83,333 shares on each of January 2, 2008 and January 2, 2009.

(11)      Mr. Goldberg was awarded 24,935 restricted shares on March 24, 2008, 46,750 restricted shares on March 13, 2009, and 19,040 restricted shares on March 15, 2010. These restricted shares will vest on the third anniversary of each grant date respectively.

(12)      Mr. Courtis was awarded 24,935 restricted shares on March 24, 2008, 41,750 restricted shares on March 13, 2009, and 19,040 restricted shares on March 15, 2010. These restricted shares will vest on the third anniversary of each grant date respectively.

(13)      Mr. Hedges was awarded 24,935 restricted shares on March 24, 2008, 40,083 restricted shares on March 13, 2009, and 19,040 restricted shares on March 15, 2010. These restricted shares will vest on the third anniversary of each grant date respectively.

Option Exercises and Stock Vested in Fiscal 2010

    No stock options were exercised by our NEOs in 2010. The following table provides information regarding the stock awards that vested in 2010.

Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting
Leonard Goldberg	37,000	$925,000
Tim Courtis	19,065	$476,625
Barton Hedges	33,500	$837,500

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to the Company’s Class A ordinary shares that may be issued upon the exercise of options, warrants and restricted shares granted to employees, consultants or members of the board of directors under all of our existing compensation plans, including the 2004 stock incentive plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,659,000	(1)	$ 14.35	1,419,295	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,659,000	(1)	$14.35	1,419,295	(2)

(1)         Includes 1,359,000 Class A ordinary shares issuable upon the exercise of options that were outstanding under the Stock Incentive Plan as of December 31, 2010. Also includes 400,000 Class A ordinary shares issuable upon the exercise of share purchase options granted in 2004 to a consultant, First International Capital Holdings, Ltd., or FIC, less 100,000 Class A ordinary share purchase options repurchased from FIC.

(2)         Represents the difference between the number of securities issuable under the stock incentive plan (3,500,000) and the number of securities issued under the stock incentive plan as of December 31, 2010 (2,080,705). The number of securities issued under the stock incentive plan consists of options to acquire 1,359,000 Class A ordinary shares as well as 721,705 issued shares.

Pension Benefits

    None of our NEOs participate in a qualified or non-qualified defined benefit pension plan sponsored by us. In accordance with the National Pensions Law (2000 Revision) of the Cayman Islands, all Cayman Islands-based employers are required to make a contribution to a pension plan for each person they employ. As of June 1, 2006, we adopted a defined contribution pension plan. The amounts contributed to this plan on behalf of the NEOs are set forth in the following table.

Non-qualified Deferred Compensation in Fiscal Year 2010

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Leonard Goldberg	—	7,317	2,832	—	36,061
Tim Courtis	—	7,317	2,283	—	36,009
Barton Hedges	—	7,317	2,794	—	35,594

(1)         The amounts provided in this column represent the amount of the contributions we made on behalf of each NEO to our defined contribution pension plan during 2010. These amounts are also reported as compensation in the Summary Compensation Table under the “All Other Compensation” column.

(2)         Earnings are measured based on the NEO’s individual investment selections. The aggregate earnings and aggregate balance data for each NEO under the defined contribution pension plan is reported net of any pension plan expenses.

Employment Agreements

     The following paragraphs summarize the material terms of the employment agreements of our NEOs. The severance provisions of these agreements are summarized in the section titled “Potential Payments Upon Termination or Change in Control” below.

Chief Executive Officer

    Leonard Goldberg. We have entered into an employment agreement with Leonard Goldberg under which he serves as our Chief Executive Officer for a term beginning on August 15, 2008 (amended December 30, 2008) and ending on August 14, 2011. Under the terms of his employment agreement, Mr. Goldberg is entitled to receive an annual salary of not less than $400,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 125% of base salary. Mr. Goldberg receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Goldberg is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on August 11, 2008, August 14, 2009 and August 5, 2010, Mr. Goldberg was granted an option to acquire 80,000 Class A ordinary shares, respectively. On each third Nasdaq trading day following our release of earnings results for the quarterly period ended June 30, on which Mr. Goldberg is employed by us, he will be granted an additional option to acquire 80,000 Class A ordinary shares. All shares subject to an option must have an exercise price equal to the greater of the fair market value per share on the date of grant and 1.7 times our fully diluted book value per share at June 30 preceding the grant date.

    Mr. Goldberg is subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements. The non-competition restriction does not apply if Mr. Goldberg’s employment terminates at the end of its term under circumstances that do not entitle him to receive severance payments.

Executive Officers

    Barton Hedges. We have entered into an employment agreement effective January 10, 2006 (amended December 30, 2008) with Barton Hedges under which he serves as our President and Chief Underwriting Officer of Greenlight Re. The employment agreement does not have a fixed term. Under the terms of his employment agreement, Mr. Hedges is entitled to receive an annual salary of not less than $450,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 100% of base salary. Mr. Hedges receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Hedges is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on January 2, 2006, Mr. Hedges received an option to acquire 250,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant. On February 18, 2009 we amended the employment agreement with Mr. Hedges such that, with effect from January 1, 2009, Mr. Hedges is entitled to receive an annual salary of $500,000.

    Tim Courtis. We have entered into an employment agreement effective May 1, 2006 (amended December 30, 2008) with Tim Courtis under which he serves as our Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Courtis receives an annual base salary of not less than $300,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 50% of base salary. Mr. Courtis receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Under the terms of his employment agreement, on May 1, 2006, Mr. Courtis received an option to acquire 75,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant. On February 18, 2009 we amended the employment agreement with Mr. Courtis such that, with effect from January 1, 2009, Mr. Courtis’ target bonus is 60% of base salary.

    Mr. Hedges and Mr. Courtis are also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

    The employment agreements of our NEOs were amended in 2008 in order to comply with Section 409A and Section 457A of the Code.

The Stock Incentive Plan

General

    On August 11, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007, May 4, 2007 and April 28, 2010. The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and rights to acquire restricted shares (collectively referred to as the awards).

    Subject to adjustment in accordance with the terms of the stock incentive plan, 3,500,000 Class A ordinary shares are available for the grant of awards under the stock incentive plan. The maximum number of Class A ordinary shares with respect to which options may be granted to any participant during any calendar year is 500,000 Class A ordinary shares. As of December 31, 2010, 1,419,000 options and 661,705 restricted shares have been granted under the stock incentive plan.

Administration

    Our Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

Options

    Options are subject to such terms and conditions as our Compensation Committee deems appropriate. Our Compensation Committee determines the per share exercise price of options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant. Options generally expire ten years from the date of grant and vest and become exercisable as determined by our Compensation Committee on the date of grant.

    Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change of control will not affect any options granted under the stock incentive plan.

Restricted Shares

    Restricted shares are subject to such terms and conditions as our Compensation Committee deems appropriate as set forth in individual award agreements. Participants may be entitled to vote the restricted shares while held in our custody. Our Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

Stock Bonus Awards

    Stock bonus awards are subject to such terms and conditions as our Compensation Committee deems appropriate. To the extent permitted so that the Class A ordinary shares awarded will be treated as fully paid, a stock bonus may be awarded in consideration for past services rendered.

Adjustments

    Our Compensation Committee will determine the appropriate adjustments to be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an award upon the occurrence of certain events affecting our capitalization such as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock. For example, our Compensation Committee shall adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

Amendment/Termination

    Our Board of Directors may amend the stock incentive plan at any time. Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants. Our Compensation Committee may suspend or terminate the stock incentive plan at any time.

    Unless sooner terminated, the stock incentive plan will terminate on April 27, 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Leonard Goldberg

    In the event that we terminate Mr. Goldberg’s employment without cause (as defined below), Mr. Goldberg terminates his employment for good reason (as defined below) or his employment terminates at the end of the term of his employment agreement without an offer from us of continued employment on substantially similar terms, we will pay Mr. Goldberg a lump sum payment as soon as practicable following termination but in no event later than 90 days following the date of termination equal to accrued but unpaid base salary, bonus, and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved. In addition, we will pay him as severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach the restrictive covenants in his employment agreement.  The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. In addition, the final severance payment to Mr. Goldberg will be paid no later than December 31 of the year following the year in which the severance payments are no longer subject to a substantial risk of forfeiture.

    If Mr. Goldberg’s employment terminates as a result of his death or permanent retirement from the reinsurance industry, Mr. Goldberg and/or his beneficiaries, legal representatives or estate will become entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination. In addition, if Mr. Goldberg’s employment terminates as a result of his death, his spouse and dependents will become entitled to receive health benefits for one year. We may terminate Mr. Goldberg’s employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Goldberg’s employment terminates because of disability (as defined below), in addition to the accrued but unpaid compensation discussed above and pro-rated bonus, Mr. Goldberg will become entitled to receive base salary and continued health benefits for the lesser of one year or until Mr. Goldberg is eligible to receive long-term disability benefits under any long-term disability plan that we may establish; provided, that, in no event will the final payment be made later than December 31 of the year following the year in which the severance payments are no longer subject to a substantial risk of forfeiture. Continued base salary payments will be paid in accordance with our regular payroll schedule. The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. If we are not able to provide Mr. Goldberg, his spouse, or dependents with continued participation in our health plan, we will pay Mr. Goldberg for the cost of such benefits which does not exceed the amount which we would have paid if they had been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

    We may require that Mr. Goldberg execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

Tim Courtis and Barton Hedges

    In the event that we terminate either Mr. Courtis’ or Mr. Hedges’ employment without cause (as defined below), or either NEO terminates his employment for good reason (as defined below), we will pay him accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which he was terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination. In addition, we will pay him severance in twelve monthly installments equal to the sum of his annual base salary and target bonus assuming targets had been achieved, provided that he does not breach the restrictive covenants in his employment agreement. Because he would need to relocate upon his termination from the Company, Mr. Courtis is also entitled to receive an additional $25,000 lump sum payment at the same time he receives his first monthly severance payment. The commencement of the payments will be delayed for six months if our Board of Directors determines that such payments constitute nonqualified deferred compensation and Mr. Courtis or Mr. Hedges is a “specified employee” within the meaning of Section 409A of the Code and the first payment will be equal to the aggregate amount the NEO would have received during the delay period had no delay been imposed. In addition, the final severance payment to either Mr. Courtis or Mr. Hedges will be paid no later than December 31 of the year following the year in which the severance payments are no longer subject to a substantial risk of forfeiture.

    If either Mr. Courtis’ or Mr. Hedges’ employment terminates as a result of his death, his beneficiary, legal representatives or estate will become entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination. In addition, his spouse and dependents will become entitled to receive health benefits for one year. We may terminate either Mr. Courtis’ or Mr. Hedges’ employment agreement upon 30 days’ prior written notice if he becomes disabled. If either Mr. Courtis’ or Mr. Hedges’ employment terminates because of disability, he will become entitled to accrued but unpaid base salary, bonus and vacation pay; a pro-rated portion of the target bonus that would have been paid for the year in which his employment was terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination; and base salary and continued health benefits for the lesser of one year or until he is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Hedges or Mr. Courtis is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. If we are not able to provide either Mr. Courtis or Mr. Hedges, their spouses or dependents with continued participation in our health plan, we will pay for the cost of such benefits which does not exceed the amount which we would have paid if they have been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

    We may require that Mr. Courtis or Mr. Hedges execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

    For purposes of the employment agreements, “cause” generally means:

•	the NEO’s drug or alcohol use which impairs his ability to perform his duties;

•	conviction by a court, or plea of “no contest” or guilty to a criminal offense;

•	engaging in fraud, embezzlement or any other illegal conduct with respect to us and/or any of our affiliates;

•	willful violation of the restrictive covenants set forth in his employment agreement;

•	willful failure or refusal to perform the duties under his employment agreement; or

•
breach of any material provision of his employment agreement or any of our or any of our affiliates’ policies related to conduct which is not cured, if curable, within ten days after written notice is given.

For purposes of the employment agreements, “good reason” generally means any of the following events which is not cured, if curable, within 30 days after the NEO has given notice thereof:

•	any material and adverse change to the NEO’s duties or authority which is inconsistent with his title and position;

•	a reduction of the NEO’s base salary; or

•	a failure by us to comply with any other material provisions of the employment agreement.

    In addition to the above provisions, the definition of “good reason” in Mr. Goldberg’s employment agreement also includes a diminution of his title or position or a change in control (change in control has the same definition as in the stock incentive plan discussed above).

    For purposes of the employment agreements, “disability” generally means if, as a result of incapacity due to physical or mental illness, the NEO is substantially unable to perform his duties for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

Stock Incentive Plan and Awards Granted Thereunder

    Under the terms of the stock incentive plan, unless an option award provides otherwise, upon termination other than for cause, death or disability (as defined below), all unvested options terminate and the participant may exercise his or her vested options within the period ending upon the earlier of three months following termination or ten years from the grant date of the option (i.e., the option’s expiration date). Unless an option award provides otherwise, upon termination for cause (as defined below), all vested and unvested options will terminate. Unless an option award provides otherwise, upon termination for death or disability, all unvested options will terminate, and the vested portion of the option may be exercised for the period ending upon the earlier of twelve months following termination or the option’s expiration date.

    Under the terms of the option grants which Mr. Goldberg received in 2007, 2008, 2009 and 2010, any unvested portion of each option award vests upon our termination of his employment without cause (as defined in his employment agreement, see description above), or Mr. Goldberg’s termination of employment for good reason (as defined in his employment agreement, see description above), or when his employment period expires if we do not offer Mr. Goldberg continued employment on substantially similar terms, and the option will remain exercisable until the expiration date. Upon Mr. Goldberg’s termination due to his death or disability (as defined in his employment agreement, see description above), any unvested portion of the option will terminate and any vested portion of the option will remain exercisable until the expiration date. If we terminate Mr. Goldberg’s employment due to his permanent retirement from the reinsurance industry, any unvested portion of the option will terminate, and the vested portion will remain exercisable until expiration, unless Mr. Goldberg becomes employed by an entity which competes with any aspect of our or our affiliates’ business, in which case, the option will immediately terminate. If we terminate Mr. Goldberg’s employment for cause, all vested and unvested portions of the option will terminate. If Mr. Goldberg’s employment terminates under any other circumstances, the unvested portion of the option will terminate and the vested portion will remain exercisable for 90 days, but no later than the expiration date.

    Under the terms of the option grants awarded to Mr. Courtis and Mr. Hedges, upon termination of employment, the awards remain exercisable in accordance with the terms of the stock incentive plan, except that upon termination, other than for cause, death or disability each as defined below, all vested options remain exercisable for the period ending upon the earlier of 90 days or the expiration date.

    Under the terms of the restricted share awards granted to each of Messrs. Goldberg, Hedges and Courtis, the awards will automatically vest upon the executive’s termination of employment due to death or disability or upon the occurrence of a change in control. If the executive’s employment terminates for any other reason, the unvested shares of restricted shares will be automatically repurchased by the Company for par value and cancelled.

    Upon a change in control , our Compensation Committee has the discretion to vest unvested options and restricted shares.  In the tables below, it is assumed that the Compensation Committee exercised its discretion to vest unvested options and restricted shares.

    For purposes of the stock incentive plan, “cause” generally means: if the participant is a party to an employment agreement or other agreement with us or an affiliate and such agreement provides for a definition of cause, the definition contained in the agreement, or, if no such agreement or definition exists, cause means a participant’s:

•	material breach of his employment agreement or other agreement;

•	continued failure to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of his superiors, including, without limitation, our Board of Directors;

•	commission of a crime constituting a criminal offense or felony (or its equivalent) or other crime involving moral turpitude; or

•
material violation of any material law or regulation or any policy or code of conduct adopted by us or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect our or an affiliate’s business reputation or affairs.

    For purposes of the stock incentive plan, “disability” generally means, if the participant is a party to an employment agreement or other agreement with us or an affiliate and the agreement provides for a definition of disability, the definition contained in the agreement, or, if no such agreement or definition exists, disability will mean the failure of the participant to perform his duties due to physical or mental incapacity as determined by our Compensation Committee.

    For purposes of our stock incentive plan, “change in control” generally means the occurrence of one of the following events: (i) any person or group becomes the beneficial owner, directly or indirectly, of 51% or more of our common stock (measured by voting power rather than number of shares); or (ii) we consolidate or merge with or into any other person or group or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets and the assets of our direct and indirect subsidiaries to any other person or group, in either one transaction or a series of related transactions that occur within six months, other than a consolidation or merger or disposition of assets.

    Assuming Mr. Goldberg’s employment terminated under each of the circumstances described above on December 31, 2010, such payments and benefits have an estimated value of:
Event	Pro-Rated Bonus $	Total Cash Severance $		Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause, for Good Reason, or upon expiration of Employment Agreement without similar offer of employment	500,000	900,000	(1)	N/A	—	1,400,000
Death	500,000	N/A		15,205	2,432,337	2,947,542
Permanent Resignation from the Reinsurance Industry	500,000	N/A		N/A	N/A	500,000
Disability	500,000	400,000	(2)	15,205	2,432,337	3,347,542
Change in Control	N/A	N/A		N/A	2,432,337	2,432,337

(1)         Calculated as the sum of base salary ($400,000) and target bonus ($500,000).

(2)         Calculated as one times base salary.

(3)         Calculated as the sum of (i) the spread value (being the difference between the exercise price and the share value on December 31, 2010) of the options and (ii) the fair market value of unvested restricted shares subject to accelerated vesting if a termination or change in control occurred on December 31, 2010 and using a share price of $26.81, the December 31, 2010 closing share price.

      Assuming Mr. Hedges’ employment terminated under each of the circumstances described above on December 31, 2010, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $		Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause or for Good Reason	500,000	1,000,000	(1)	N/A	N/A	1,500,000
Death	500,000	N/A		11,375	2,253,595	2,764,970
Disability	500,000	500,000	(2)	11,375	2,253,595	3,264,970
Change in Control	N/A	N/A		N/A	2,253,595	2,253,595

(1)         Calculated as the sum of base salary ($500,000) and target bonus ($500,000).

(2)         Calculated as one times base salary.

(3)         Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested restricted shares subject to accelerated vesting if a change in control occurred on December 31, 2010 and using a share price of $26.81, the December 31, 2010 closing share price.

    Assuming Mr. Courtis’ employment terminated under each of the circumstances described above on December 31, 2010, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $		Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause or for Good Reason	180,000	505,000	(1)	N/A	N/A	685,000
Death	180,000	N/A		15,205	2,298,287	2,493,492
Disability	180,000	300,000	(2)	15,205	2,298,287	2,793,492
Change in Control	N/A	N/A		N/A	2,298,287	2,298,287

(1)         Calculated as the sum of base salary ($300,000) and target bonus ($180,000) plus an additional $25,000 for relocation expenses.

(2)         Calculated as one times base salary.

(3)         Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested restricted shares subject to accelerated vesting if a change in control occurred on December 31, 2010 and using a share price of $26.81, the December 31, 2010 closing share price.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee currently consists of Messrs. Isaacs, Murphy and Platt, each of whom the Board of Directors concluded was independent in accordance with the director independence standards of the Nasdaq stock market rules.

AUDIT COMMITTEE REPORT

    Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and the public reporting process. The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

    In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2010, the Audit Committee has:

    1.           reviewed and discussed the audited consolidated financial statements with management;

    2.           discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200); and

    3.           received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditor’s independence.

    Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and the independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2010 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2010.

The Audit Committee

Alan Brooks (Chairman)
Frank Lackner
Bryan Murphy

Independent Public Accountant Fees and Services

Audit Fees

    The aggregate amount of fees billed by BDO USA, LLP for professional services rendered for (1) the audit of our financial statements during the fiscal years ended December 31, 2010 and 2009; (2) the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2010 and 2009; (3) the 2010 and 2009 audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (4) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements were approximately $328,000 and $340,000, respectively.

Audit-Related Fees

    The Company did not incur any fees billed by BDO USA, LLP for audit related services during the fiscal years ended December 31, 2010 and 2009.

Tax Fees

    The Company did not incur any fees billed by BDO USA, LLP for tax services during the fiscal years ended December 31, 2010 and 2009.

All Other Fees

    The Company did not incur any other fees billed by BDO USA, LLP during the fiscal years ended December 31, 2010 and 2009.

Audit Committee’s Pre-Approval Policies and Procedures

    Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors. The Audit Committee is responsible for retaining and evaluating the independent auditors’ qualifications, performance and independence. The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee approved all professional services provided to us by BDO during 2010.

PRINCIPAL SHAREHOLDERS

    The following table shows information known to us with respect to the beneficial ownership of both classes of our ordinary shares as of February 18, 2011 for:

•	each person or group who beneficially owns more than 5% of each class of our ordinary shares;

•	each of our NEOs, Messrs. Goldberg, Hedges and Courtis;

•	each of our directors; and

•	all of our directors and NEOs as a group.

    Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares held by them. Class A ordinary shares subject to options and warrants currently exercisable or exercisable within 60 days of February 17, 2011, and not subject to repurchase as of that date, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed to be outstanding for calculating the percentage of any other person.

    Applicable percentage ownership in the following table is based on 30,200,835 Class A ordinary shares outstanding as of February 18, 2011 and 6,254,949 Class B ordinary shares outstanding as of February 18, 2011. Unless otherwise indicated, the address of each of the named individuals is c/o Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

Name and address of beneficial owner	Beneficial ownership of principal shareholders
	Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%
David Einhorn(1)	—	—	6,254,949	100
Morgan Stanley(2)	2,874,189	9.52	—	—
Horizon Asset Management(3)	2,037,772	6.75	—	—
BlackRock, Inc.(4)	1,563,690	5.18	—	—
Leonard Goldberg(5)	993,725	3.29	—	—
Barton Hedges(6)	399,058	1.32	—	—
Tim Courtis(7)	232,790	*	—	—
Alan Brooks(8)	86,444	*	—	—
Ian Isaacs(9)	72,145	*	—	—
Frank Lackner(10)	88,131	*	—	—
Bryan Murphy(11)	34,131	*	—	—
Joseph Platt(12)	105,444	*	—	—
All directors and NEOs as a group (9 persons)	2,011,868	6.66	6,254,949	100

*           Represents less than 1% of the outstanding ordinary shares.

(1)         Mr. Einhorn, together with his affiliates, is limited to voting the number of Class B ordinary shares equal to 9.5% of the total voting power of the total issued and outstanding ordinary shares. Mr. Einhorn owns 4,864,461 Class B ordinary shares directly. Mr. Einhorn also retains beneficial ownership of 1,390,488 Class B ordinary shares held by the David M. Einhorn 2007 Family Trust. Mr. Einhorn has appointed Mr. Roitman as his alternate director. Mr. Roitman has beneficial ownership of 220,000 Class A ordinary shares. If Mr. Roitman’s Class A ordinary shares were included in the total shares held by the directors and NEOs, such number would be 2,231,868 shares, or 7.39%.

(2)         Morgan Stanley’s beneficial ownership is based on a Schedule 13G/A filed on February 9, 2011.  The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(3)         Horizon Asset Management’s beneficial ownership is based on a schedule 13G filed on February 7, 2011.  The business address for Horizon Asset Management is 470 Park Avenue South, New York, NY 10016.

(4)         BlackRock, Inc.’s beneficial ownership is based on a Schedule 13G filed on February 4, 2011.  The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)         Includes 780,000 Class A ordinary shares subject to options and 90,725 restricted shares subject to forfeiture held by Mr. Goldberg. Additionally, Mr. Goldberg owns 100,130 Class A ordinary shares directly and also retains beneficial ownership of 22,870 Class A ordinary shares held by the Leonard R. Goldberg 2007 Family Trust.

(6)         Includes 250,000 Class A ordinary shares subject to options and 84,058 restricted shares subject to forfeiture.

(7)         Includes 75,000 Class A ordinary shares subject to options and 85,725 restricted shares subject to forfeiture.

(8)         Includes 2,000 Class A ordinary shares subject to options and 6,956 restricted shares subject to forfeiture.

(9)         Includes 6,956 restricted Class A ordinary shares subject to forfeiture.

(10)       Includes 22,000 Class A ordinary shares subject to options held by Mr. Lackner, including 20,000 options transferred to him from First International Capital Holdings, Ltd., and 6,956 restricted shares subject to forfeiture.

(11)       Includes 6,956 restricted shares subject to forfeiture.

(12)       Includes 2,000 Class A ordinary shares subject to options held by Mr. Platt, 6,956 restricted shares subject to forfeiture and 75,000 Class A ordinary shares held by a partnership of which Mr. Platt is the general partner.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires that our directors, executive officers and the persons who beneficially own more than 10% of our ordinary shares file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulations promulgated by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the reports received by us and on the written representations of the reporting persons, we believe that no director, executive officer or greater than 10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2010.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy and Audit Committee Charter

    We have established a written related-party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, subject to certain exceptions. Covered persons include any director, executive officer, director nominee, 5% shareholder or any immediate family members of the foregoing. Any such related-party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions.

Investment Advisory Agreement

    The Company, Greenlight Re, GRIL and DME Advisors, LP, or DME, (each a “Participant” and collectively the “Participants”), entered into an amended and restated agreement, effective August 31, 2010, pursuant to which the Participants agreed to create a joint venture for the purpose of managing certain jointly held assets of each of the Participants, which we refer to as the Agreement. DME is a related party and is controlled by David Einhorn, the Chairman of the Board, the president of Greenlight Capital, Inc, and the beneficial owner of all of the issued and outstanding Class B ordinary shares. The Agreement amends and restates the agreement, dated January 1, 2008, among Greenlight Re, the Company and DME, as amended on February 20, 2009, which we refer to as the Prior Agreement.

    Pursuant to the Agreement, subject to the investment guidelines adopted separately by Greenlight Re’s and GRIL’s respective Board of Directors, DME, shall be empowered to: (a) formulate the overall trading and investment strategy of the Participants and (b) exercise full discretion in the management of the trading and investment transactions and related activities of the Participants.

    The term of the Agreement is August 31, 2010 through December 31, 2013. The term of the Prior Agreement was from January 1, 2008 through December 31, 2010. The Agreement renews automatically for successive three-year periods unless at least 90 days prior to the end of the then current term, DME notifies the other Participants, of its desire to terminate the Agreement or any other Participant notifies DME of its desire to withdraw from the Agreement. During the term of the Agreement, neither the Company, Greenlight Re nor GRIL shall engage an investment advisor other than DME (or an affiliate of DME) to manage its investable assets (as defined in the Agreement). Additionally, the Company, Greenlight Re and GRIL have agreed to use commercially reasonable efforts to cause each of their respective current and future subsidiaries to become participants or enter into similar agreements.

    DME will receive:

•	a monthly payment based on an annual rate of 1.5% of the capital account balance of each Participant; and

•	performance allocation based on the positive performance change in such Participant’s capital account equal to 20% of net profits calculated per annum, subject to a loss carry forward provision.

    The loss carry forward provision allows DME to earn a reduced performance allocation of 10% on profits in any year subsequent to the year in which a Participant’s capital account (other than DME) incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned. DME is not entitled to a performance allocation in a year in which the investment portfolio incurs a loss.

    For the year ended December 31, 2010, DME Advisors received $13.4 million in management fees and $12.9 million in performance compensation.

    Each of the Company, Greenlight Re and GRIL has agreed to release DME and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the Agreement, subject to certain exceptions. Furthermore, DME has agreed to indemnify the Company, Greenlight Re, and GRIL against any liability incurred in connection with certain actions.

    The Company, Greenlight Re or GRIL may withdraw as a Participant under the Agreement with at least 90 days notice prior to the end of the then current term and prior to the expiration of the Agreement’s term only ‘‘for cause,’’ which the Agreement defines as:

•	a material violation of applicable law relating to DME’s advisory business;

•	DME’s gross negligence, willful misconduct or reckless disregard of its obligations under the advisory agreement;

•	a material breach by DME of Greenlight Re’s or GRIL’s investment guidelines that is not cured within a 15-day period; or

•	a material breach by DME of its obligations to return and deliver assets as any Participant may request.

    In addition, GRIL may withdraw as a Participant under the Agreement prior to the expiration of its term due to unsatisfactory long term performance of DME, as determined solely by the Board of Directors of GRIL on each anniversary date of the Agreement.

    Mr. Einhorn co-founded and has served as the President and Portfolio Manager of Greenlight Capital, Inc. since January 1996. Mr. Einhorn serves as a senior managing member of DME Advisors, our investment advisor. Greenlight Capital, Inc. and DME Advisors are affiliates of Greenlight Capital Re, Ltd.

Service Agreement

    In February 2007, we entered into a service agreement with DME Advisors, which was amended in August 2007 and October 2007, pursuant to which DME Advisors provides investor relations services to us for compensation of $5,000 per month (plus expenses). The service agreement has an initial term of one year and will continue for sequential one-year periods until terminated by us or DME Advisors. Either party may terminate the service agreement for any reason with 30 days prior written notice to the other party.

    For the year ended December 31, 2010, we incurred expenses of $60,000 to DME Advisors for investor relations services.

Shareholders’ Agreement

    Pursuant to Shareholders’ Agreement, Greenlight Capital Investors, LLC, or GCI, had the right to unlimited demand registration rights once we are eligible to use Form S-3 (or similar short form registration statements). GCI assigned its demand registration rights under the Shareholders’ Agreement, with our consent, to David Einhorn on January 3, 2007. Mr. Einhorn has registration rights for all of his Class B ordinary shares, including those acquired in a private placement in May 2007, as contemplated under the Shareholders’ Agreement.

OTHER MATTERS

    Neither the Board of Directors nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the Meeting, or any adjournment thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

    As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2012

    Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the date of the Company’s proxy statement released to shareholders in connection with the Company’s previous year’s annual meeting of shareholders and must comply with the requirements of Cayman Islands corporate law and the Articles in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the Annual General Meeting of Shareholders in 2012. The Company believes that shareholder proposals received by November 4, 2011 would be considered timely for inclusion in the 2012 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd.

    Shareholders who intend to nominate persons for election as directors at the Annual General Meeting of Shareholders in 2012 must comply with the advance notice procedures and other provisions set forth in the Articles in order for such nominations to be properly brought before the Annual General Meeting of Shareholders in 2012.

    Any shareholder proposal from the Annual General Meeting of Shareholders in 2012, other than with respect to a nominee for election as a director, which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless received by the Secretary in writing no later than January 18, 2012. If a shareholder proposal is introduced at the Annual General Meeting of Shareholders in 2012 without any discussion of the proposal in the 2012 Proxy Statement and the shareholder does not notify the Company by January 18, 2012, in accordance with Cayman Islands corporate law, of the intent to raise such proposal at the Annual General Meeting of Shareholders in 2012, then proxies received by the Company for the Annual General Meeting of Shareholders in 2012 will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

    The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing, assembly, printing and mailing proxy solicitation materials. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication, in person or via the internet, although no compensation will be paid for such solicitation.  We will pay additional fees in the event we mutually agree to have BNY Mellon Shareowner Services aid in the solicitation of proxies.

By Order of the Board of Directors

Leonard Goldberg
Chief Executive Officer

Dated: March 4, 2011
                    Grand Cayman, Cayman Islands

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

**We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.**

Internet and telephone voting is available through 11:59 PM (local time) the day prior to the annual general meeting day.

GREENLIGHT RE

INTERNET

http://www.proxyvoting.com/glre

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

91658

Fulfillment
93434

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You can now access your Greenlight Capital Re, Ltd. account online.

Access your Greenlight Capital Re, Ltd. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Greenlight Capital Re, Ltd., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: **http://www.proxyvoting.com/glre**

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